Exhibit 10.12

FIRST AMENDMENT

THE EQUITY RESIDENTIAL PROPERTIES
ADVANTAGE RETIREMENT SAVINGS PLAN

WHEREAS, Equity Residential Properties Trust (the “Trust”) maintains the Equity Residential Properties Trust Advantage Retirement Savings Plan (the “Plan”), as last amended and restated effective January 1, 2004, for the benefit of its eligible employees;

WHEREAS, Section 8.01 of the Plan provides that the Trust may amend the Plan at any time; and

WHEREAS, the Trust desires to amend the Plan to comply with Section 401(a)(31)(B) of the Internal Revenue Code as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”);

WHEREAS, the Trust desires to further amend the Plan to increase matching contributions;

NOW, THEREFORE, the Trust hereby amends the Plan as follows effective as of the date listed for each item below:

1.                                       Effective as of March 28, 2005, the first paragraph of Section 6.07(d) of the Plan is amended to read as follows:

(d)                                 If the distributable balance in a terminated Participant’s Account, or the portion thereof payable to a Beneficiary does not exceed $5,000, the total remaining balance shall be distributed to the Participant or Beneficiary in a single lump sum as soon as administratively practicable following the Participant’s Termination of Employment.  Notwithstanding any contrary provision of the Plan, in the event of a mandatory distribution to a Participant greater than $1,000 in accordance with the provisions of this Section 6.07(d), if the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly, then the Plan Administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator.  Further, distribution to an alternate payee pursuant to a QDRO may be made as soon as administratively practicable following the alternate payee’s written request for the distribution in accordance with the terms of the QDRO.

2.                                       Effective as of March 28, 2005, Section 6.07(f) of the Plan is amended to read as follows:

(f)                                    The account balances of former employees of Cardinal Industries, Inc. that were transferred to this Plan upon the merger of the Cardinal Plan and do not exceed $5,000 shall be distributed to such for employees in a single lump sum as soon as administratively feasible following the merger.  To the extent the Plan Administrator is unable to locate any such former employee; his account balance shall be forfeited and reallocated, subject to restoration, as provided in Section 6.11.  Notwithstanding the foregoing, effective March 28, 2005, any distributions made to such former employees shall be made in accordance with Section 6.07(d) hereof.

3.                                       Effective as of January 1, 2005, Section 4.04 of the Plan is amended to read as follows:

4.04 Employer Matching Contributions

Each Employer shall make Employer Matching Contributions on behalf of each of the Participants who is eligible to participate in Employer Profit-Sharing Contributions for the Plan Year (regardless of whether any Employer Profit-Sharing Contributions are actually made by such Employer).  In addition, each Employer shall make an Employer Matching Contribution on behalf of each Participant who transferred from such Employer to a Trust listed on Schedule A provided that such Participant remained employed by such Trust as of his last scheduled work day of the Plan Year, or terminated such employment because he incurred a Retirement, died or had a Termination of Employment due to a Permanent Disability during such Year.  Each Employer shall contribute on behalf of each such Participant an amount equal to the Participant’s Pre-Tax Contributions made while the Participant was employed by such Employer to the extent they do not exceed 3% of the Participant’s Compensation earned while the Participant was employed by such Employer for the Plan Year.  In addition to the foregoing, each Employer shall make supplemental matching contributions with respect to any Participant returning from Qualified Military Service based upon the supplemental Pre-Tax Contributions the Participant elects to make pursuant to Section 4.01(h), equal to the amount of Employer Matching Contributions the Participant would have received had such Pre-Tax Contributions been made during his period of Qualified Military Service.  Notwithstanding the foregoing, Employer Matching Contributions shall not be made to the Plan with respect to a Participant to the extent that such contributions would cause the limitations set forth in Section 4.08(d) hereof to be exceeded for such Participant with respect to the year for which such contributions are made.

IN WITNESS WHEREOF, the Trust has caused this First Amendment to be executed by its duly authorized officers on this 25 day of April 2005.

EQUITY RESIDENTIAL PROPERTIES TRUST

By:	/s/ Catherine M. Carraway

Title:	First Vice President, HR Operations